Exhibit 99.1

Millennia Tea Masters, Inc. Announces Pending Acquisition
Tuesday April 6, 8:50 am ET

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--April 6, 2004 --Millennia Tea Masters, Inc. (OTCBB:MTEM - NEWS) today announced that it has signed a letter of intent to acquire a Florida-based medical cabinet manufacturing company, whose preliminary Dec. 31, 2003 unaudited financial statement reflect total sales for the year of $6.6 million with a net pretax income of $254,000. The acquisition, among other items, is subject to the completion of the audited financial statements of the cabinet company for the years ended Dec. 31, 2002 and 2003 and unaudited financial statement for the first quarter ended March 31, 2004. The contemplated acquisition would be paid for by the issuance of 400,000 shares of MTEM's common stock to the seller.

On March 1, 2004, the Company announced a change in control of the Company, and the Company's intent to significantly expand its tea business and also enter into new non-related businesses.

On April 13, 2004, the Company is holding a Special Shareholders' meeting to approve, among other items, the change of the name of the Company from Millennia Tea Masters, Inc. to VoIP Inc. in order to more accurately convey the new image of the Company. New Management has signified its intention to expand the Company's existing tea import business and to expand into other business opportunities which it has been exploring and developing that have the prospect for faster growth and evidence profitability. Part of the new segment will consist of sales of equipment and services to users of "Voice over Internet," which allows users purchasing certain equipment to make local and long-distance telephone calls free via broadband access to the Internet. Steven Ivester, president and CEO of the Company, has signified his agreement to contribute to the Company all intellectual property rights and other assets owned by two start-up companies that will pursue opportunities in the Voice over Internet business. These companies, eGlobalphone, Inc. and V0IP Solutions, Inc., both Florida corporations, will become wholly owned subsidiaries of the Company.

The above information contains certain forward-looking statements and information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. When used in this document, the words "anticipate," "estimate," "expect," "intend," "projects" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or projected. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing and general economic risks and uncertainties.

Contact:

Millennia Tea Masters, Inc., Fort Lauderdale
Steven Ivester, 954-434-2000